Filed Pursuant To Rule 433
Registration No. 333-167132
July 8, 2010
Help Protect Your Fortune: Diversify with Gold
“You have to choose between trusting to the natural stability of gold and the natural stability of the honesty and intelligence of the members of the Government. And, with due respect for these gentlemen, I advise you, as long as the Capitalist system lasts, to vote for gold.”
— George Bernard Shaw
CHALLENGE
In the last ten to fifteen years, the volatility of the equities market has proven to be a harrowing ride for investors. In light of economic and political uncertainty, and with retirement looming large for the boomer generation, many investors are searching for ways to more effectively manage risk and ultimately enhance the overall performance of their portfolios.
Is there a safe haven from uncertainty? How can investors better manage risk in their portfolios to ultimately preserve wealth?
POTENTIAL SOLUTION
Investors may want to consider allocating a portion of their portfolio assets to gold bullion investments. As illustrated to the right, gold has typically shown a lack of correlation with other asset classes. That is, over the long term the price of gold has been largely unrelated to the price of traditional asset classes such as US equities, cash, fixed income, real estate or international equities. It is its low-to-negative correlation with other asset classes that makes gold an attractive portfolio diversification tool.
Gold is durable and highly liquid, and the economic forces that determine the price of gold are different from the economic forces that determine the price of many other asset classes such as equities, bonds or real estate. Historically, gold has been used as a hedge against inflation and helped during economic events, political unrest and high inflation.1
During periods of economic and political instability, when the value of many other assets may have fallen dramatically, gold has commonly remained a store of value. By building a broadly diversified portfolio that holds a wide range of asset classes—including gold— investors can pursue downside protection against short term underperformance risks, and potentially take advantage of asset classes that perform well during any given time period.
Adding gold to your portfolio potentially:
-	Lowers overall portfolio risk

-	Helps preserve wealth

Precise in a world that isn’t.TM	FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR USE WITH THE PUBLIC.

STATE STREET GLOBAL MARKETS, LLC
State Street Financial Center
One Lincoln Street
Boston, MA 02111
866.320.4053
spdrgoldshares.com

[1]	Source: Gold Council, “An Investor’s Guide to the New Gold Markets (U.S. Edition).” April 2010. Past performance of gold as a hedge against inflation does not ensure its future performance, and there can be no assurance that gold will continue to be a hedge against inflation.
FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR USE WITH THE PUBLIC.
Shares (the “Shares”) of the SPDR® Gold Trust (the “Trust”) trade like stocks, are subject to investment risk and will fluctuate in market value. The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. The Trust does not generate any income and as the Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time.
The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling 866.320.4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111.
The prospectus contains material information about the Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares.
Shareholders of the Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee of the Trust is subject to regulation by the Commodity Futures Trading Commission. Shareholders will not have the regulatory protections provided to investors in Commodity Exchange Act regulated instruments or commodity pools.
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “it is likely” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this document that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. Investors are cautioned that these statements are only projections. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors believed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including, the factors identified in the “Risk Factors” section of the Prospectus filed with the SEC and in other filings made by the Trust from time to time with the SEC. Consequently, all the forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor or the Marketing Agent anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Neither the Sponsor, the Marketing Agent nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust, the Marketing Agent nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s or the Marketing Agent’s expectation or projections.
“SPDR®” Is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in the SPDR Gold Shares Prospectus.
Neither diversification nor asset allocation ensure profit or gurantee against loss.
The Trust is sponsored by World Gold Trust Services, LLC (the “Sponsor”), a wholly-owned subsidiary of the World Gold Council. State Street Global Markets, LLC (the “Marketing Agent”) is the marketing agent of the Trust and an affiliate of State Street Global Advisors. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com.
Not FDIC Insured — No Bank Guarantee — May Lose Value
© 2010 State Street Corporation. All Rights Reserved.       IBG-2002       Exp. Date: 1/20/2011       IBG.GLD.DIV.0610

Precise in a world that isn’t.TM	FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR USE WITH THE PUBLIC.

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